[Wisconsin Central Transportation Corporation logo]
                                THE WRITE TRACK
                      News for Wisconsin Central Customers
                             Oct.-Nov. 2000, No. 66

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                                  WHAT'S NEW?

* RESTRUCTURING--Wisconsin Central has restructured its North American rail operations--trimming 44 management jobs and realigning transportation personnel to focus on local issues and customer service. Changes include four cuts or retirements in marketing and customer service and adding a market development manager at Green Bay, Wis. Terminals at Fond du Lac, Green Bay, Neenah and Stevens Point now function on a stand-alone basis, each headed by a director of terminal operations. Division managers are now directors of road operations. Elimination of a number of engineering positions reflects WC's return next year to a normal roadway capital program. (See REORGANIZATION, page 3).

* WCTC PROXY BID, POSSIBLE SALE--On November 3, Wisconsin Central Transportation Corporation announced retaining Goldman, Sachs & Co. to act as a financial advisor in evaluating--among other alternatives--putting the company up for sale and disposing of its international holdings in an effort to boost shareholder value. WCTC's action follows a proxy filing October 20 by a shareholder committee headed by Ed Burkhardt, former president and ceo, seeking to replace the company's current board of directors and sell the company to one of the large Class I railroads or another qualified purchaser.
     This information was furnished on behalf of Wisconsin Central Transportation Corporation, its Board of Directors and Management. Information regarding the participants in Wisconsin Central's consent revocation solicitation and their interest in such solicitation may be obtained by reviewing Wisconsin Central's preliminary consent revocation materials as first filed with the Securities and Exchange Commission ("SEC") on October 26, 2000. Wisconsin Central will shortly be sending its stockholders definitive consent revocation materials, which should be read as they contain important information. A copy of Wisconsin Central's preliminary consent revocation materials and, when filed, its definitive consent revocation materials, may be obtained free of charge at the SEC's web site at http://www.sec.gov.

* STB PROPOSAL COULD MAKE WC A CLASS I CARRIER--The Surface Transportation Board has initiated a rulemaking proceeding, Ex Parte 634, which would require railroad holding companies such as Wisconsin Central Transportation Corporation to report on a consolidated basis. STB's proposed rule would make WC a Class I carrier, based on the current annual revenue threshold of $259 million. WC will likely ask for an increase in the minimum revenue requirement.

* FUEL SURCHARGE RAISED TO 3%--Effective October 9, Wisconsin Central added a 1% surcharge to freight charges to offset the increased expense of diesel fuel, after the price of West Texas Intermediate Crude Oil exceeded $32 per barrel. This brings the surcharge to 3%. The surcharges will be removed as soon as the monthly cost of West Texas Crude falls below $26 per barrel.

                            ------------------------

                                 KEEPING TRACK

     Since our last visit, Wisconsin Central has made a cost control effort, reducing a number of management jobs and seasonal positions, but in ways that would not affect customer service. The transportation department did the most radical reorganization and their specific goals were to increase customer service and customer contact.
     Our third quarter earnings were announced October 25 with very positive results for the North American properties--despite significant fuel cost increases. As always, we owe thanks to our customers for our ninth consecutive quarter of record revenues. We are enclosing with this issue a summary of our third quarter financial results.
     Our friends at the Surface Transportation Board are at it again. Under Ex Parte 634, railroad holding companies would be required to file on a consolidated basis making WC a Class I carrier, based on our total operating revenues. We have always strived to be a first-class carrier, but have spent 13 years trying to avoid all the regulatory burdens and costs that go with Class I designation. We do not believe that WC-- consolidated or otherwise--should be put in the same category as the multi-billion dollar mega-systems.
     On October 20, a shareholder committee filed a proxy statement with the SEC seeking to take control of the WC. Once begun, the vote must completed within 60 days, so this will not be a long drawn-out distraction. Our current board of directors is dealing with the response, while the rest of us stay focused on running our railroad and serving our customers. We'll certainly apprise you of the outcome.
     We are going forward with plans for a time-definite service for non unit-train shipments. The technology is now available to do this and so is the incentive--since nearly three quarters of our traffic is single car business, as opposed to significantly smaller proportions on the Class I's. We'll be contacting customers and representative groups for input and feedback as we move ahead on this new program.

                                                          Bill Schauer
                                                      Vice President-Marketing

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

                       ON-TIME RAIL FREIGHT SERVICE COMING

     To meet customer demand for truly reliable scheduling of rail freight shipments and to gain a greater share of the transportation market, Wisconsin Central System is working on a computer-driven program to move single carload shipments--on time--from origin to destination.
     "We plan to give customers time-definite service, eliminating missed connections," says WCS President and CEO Reilly McCarren. "To achieve this result, we must avoid overloading parts of the network. This is not as simple as it seems, since capacity constraints can occur at origin, destination, on the road, or at intermediate rail yards, where cars may be left behind or trains delayed. In short, how do we better manage capacity?"
     A major hurdle, McCarren explains, is the random nature of the railroad business. "Motor carriers and airlines take requests until they are `maxed out.' Meanwhile, railroads keep accepting shipments. This works only if a railroad consistently staffs and equips for peaks--and then only until investors pull the plug, because of high operating costs and abysmally low return on assets."
     McCarren notes a number of railroads have redesigned intermodal and unit train products. "We must redefine the carload model in order to make this important part of our business attractive in today's fast-changing markets."

                            ------------------------

                                THE WRITE TRACK
                            WISCONSIN CENTRAL SYSTEM

                             Wisconsin Central Ltd.
                           Algoma Central Railway Inc.
                            Fox Valley & Western Ltd.
                           Sault Ste. Marie Bridge Co.
                           Wisconsin Chicago Link Ltd.

                    P. O. Box 5062 * Rosemont, IL 60017-5062

                    J. Reilly McCarren, President & CEO
                    William R. Schauer, Vice President-Marketing

                    Customer Service Center    1-800-822-6440
                    Marketing/Rate Desk        1-800-852-8335
                    Web site:                  www.wclx.com

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                                HOW'S BUSINESS?

                              Total Revenue Units
                             (Excludes units moved
                               under contract for
                               Canadian National)

                     Tabular Representation of Omitted Graph

                            2000                    1999
                           ------                  ------
January                    43,907                  43,083
February                   38,058                  44,262
March                      43,053                  47,744
April                      46,340                  49,906
May                        48,220                  49,894
June                       48,855                  48,220
July                       45,928                  49,352
August                     48,970                  49,502
September                  44,965                  41,723
October                    48,191                  45,725
November                                           49,274
December                                           44,515

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                      WC SYSTEM POSTS RECORD THIRD QUARTER

     Thanks to a 4.6% rise in operating revenues to $96.3 million, Wisconsin Central Transportation Corporation's North American operations reported operating income of $27.8 million, up 9.5% from the same quarter last year, excluding special items in both years.
     Most Wisconsin Central System revenue groups were higher in the July-September 2000 period--particularly paper, which was up 12%. However, metallic ore shipments were down this year due to customer adjustments of inventory levels and the absence of short-term movements that ended in November 1999.
     Volume in the third quarter 2000 decreased 0.5% to 139,900 revenue units, or about 700 less than a year ago.
     Increases in fuel, labor and depreciation pushed up operating expenses $1.8 million, or 2.8% above last year.
     Special items included a favorable $2.4 million Wisconsin retroactive property tax settlement that was partially offset by a $900,000 restructuring charge in the quarter.
     WCTC President and CEO Tom Power Jr. says, "The North American team performed very effectively in growing revenues, while holding the line on costs. The operating ratio (71.2% before special items)--one of the best in the industry under any circumstances--is especially noteworthy in this high fuel cost environment."
     WCTC's net income in the third quarter declined $1.4 million, or 9.0%, to $14.5 million. This was attributed to a $5.3 million, or 94.2%, decrease in overseas earnings--primarily from the English Welsh & Scottish Railway and Tranz Rail affiliates, including special items totaling $1.2 million.

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

             WISCONSIN CENTRAL TRANSPORTATION CORPORATION (Nasdaq)


Quarter ending Sept. 30 (unaudited):                             2000                     1999               Change
------------------------------------------------------------------------------------------------------------------------
Revenue units                                                 139,900                  140,600               (0.5)%
Operating revenues                                        $96,334,000              $92,065,000                 4.6%
Operating expenses (excluding special items)              $68,568,000              $66,717,000                 2.8%
Operating ratio (including special items)                       69.7%                    76.7%              7.0 pts
Net income                                                $14,544,000              $15,982,000               (9.0)%


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

                     WC REORGANIZES, TRIMS MANAGEMENT STAFF

     Faced with rising costs in a very competitive transportation market, Wisconsin Central System has simplified its organizational structure--cutting 44 management posts by year-end, which is expected to add $3 million annually to the company's cash flow. The engineering department will also be trimmed as WC winds down a multi-year program to expand track capacity.
     WCS President and CEO Reilly McCarren notes, "The restructuring is the first initiative coming out of a strategic review that began some months ago to help us hold the line on costs in a period of slower growth."
     The most significant changes occur in the transportation department where responsibilities for road and yard operations have been separated. In addition to the Michigan, Sault Ste. Marie North, South and West operating territories, each major terminal is now headed by a director--all reporting to Ed Terbell, WCS vice president and general manager. "We've flattened out and downsized every field territory so we can focus on all our customer issues--externally and internally," says Terbell. "We're counting on these changes to improve both our customer service and our safety performance."
     In other changes, Dave Kruschwitz has been appointed director operations network with responsibility for the operations center and train dispatching. Chris Hellem becomes manager market development at Green Bay, Wis. (920) 436-5901.
     Trainmaster positions have been retitled manager operations and yardmasters are titled supervisor operations.

                            ------------------------

                           TRANSPORTATION DEPARTMENT

                Gary Bright             Director Road Operations West
                Mike Duffert            Director Neenah
                Bill Grimstad           Asst. VP Network Services
                Dan Hall                Director Green Bay
                Rich Miller             Director Road Operations South
                Tim Rice                Director Fond du Lac
                Jamie Rogers            Director Michigan Operations
                Larry Rouse             Director Stevens Point
                Mike Schmitt            Director Training
                Bob Toguchi             General Mgr. Sault Ste. Marie North

                            ------------------------

                               E-COMMERCE UPDATE

     Wisconsin Central's E-Commerce group continues to make progress on four key objectives identified by customers during a round of focus group meetings in May 2000.

     ONLINE PRICING--Talking to third parties, other railroads, and Transentric (formerly UP Technologies) on applications that will permit user-friendly inquiries. WC's current pricing applications do not store data in a way that can be easily accessible via the Web.

     WEB BILL OF LADING--Launched Web-based application and working to make it even easier to use. (See adjacent story.)

     DATA FOR CURRENT ETA'S--Now providing a substantial amount of information on current car movements and working with connections to exchange carload shipment schedules.

     CAR INSTRUCTIONS, ORDERING, STATUS--Seeking a cost-effective solution. Alternate options are being explored.

                         Internet Waybilling Available

     Customers may now submit shipping instructions using the WCS E-commerce Web site: www.wclx.com/apps.shtml. Advantages include:

     *    Access 24 hours/7days a week

     *    Positive acknowledgements

     *    Faxes are eliminated

     * Orders to move cargo are accurate, timely and instantly available o Rework of paper documents and telephone instructions are eliminated

     * Bills of lading are on-line for five days and retrievable via the Web for three-years.

     Jack Schlag, export traffic manager at Packerland Packing, Green Bay, Wis. likes submitting bills of lading on line. "It's a lot easier to use. We get acceptance of our bills of lading now. Before, generally we had to wait a day to get confirmation to make sure the bill showed up correctly." He also uses the Web to trace cars. "The Web is more up to date, more accurate."

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                      CUSTOMERS RESPOND TO WC MINI-SURVEY

     In August, Wisconsin Central's Customer Services Center telephoned 48 customers asking them about:

     1)   Satisfaction with rail industry service;

     2)   Satisfaction with WC's service in particular;

     3)   Diversions to other transport modes;

     4)   Satisfaction with the service provided by Customer Services.

     A similar survey was conducted in November 1999, after the Conrail merger. Only 31% of the respondents were satisfied with rail service in general last year, versus 56% this year. Most cited inconsistent service as the major problem. "Transit times are slow in the East," says one major paper shipper, "but it's better than it was six months ago." By comparison, 81% said they were satisfied with WC's service--very close to the 84% reported by the 39 customers surveyed a year ago. In 1999, 66% of the respondents diverted tonnage to a different mode, compared with 29% this year. Most said it was done at a customer's request and not due to WC's service.
     WC's Customer Service Center got straight A's for satisfaction: 95% in 1999 and 94% in 2000.
     "Overall, customers seem to be satisfied with WC's service," says CSC Director Suzanne Van Huis. Several offered nice compliments, while six expressed concerns about switching.
     Participants were drawn from a list of WC's top 100 customers, including some located off-line.

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                            WISCONSIN CENTRAL SYSTEM

                                  Our Pledge:

                       "To offer superior transportation
                          consisting of more frequent,
                          dependable train service, at
                        competitive prices, with proper
                           equipment, accomplished by
                           customer-minded and safety-
                             conscious employees."

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                                    Page - 3

                                 WHO'S CALLING?

     Rich Miller has a new title. Prior to October 9, he was division manager of the Eastern Division. Now he's director road operations south--a change that came with Wisconsin Central's recent transportation department reorganization (see page 3).
     A third-generation railroader, both of Rich's grandfathers were railroaders for the Baltimore & Ohio (now CSX Transportation) and his father was a B&O conductor for 37 years.
     Rich was born in North Vernon, Ind., a crew-change point on B&O's St. Louis-Cincinnati main line. He joined CSXT in 1972 as a track laborer and transferred to the transportation department in 1984. Following stints as assistant trainmaster, trainmaster and terminal manager, he advanced to terminal superintendent at Richmond, Va. in 1991--a post he held until joining Wisconsin Central as division manager at Fond du Lac, Wis. in 1998.
     Rich's territory extends from Fond du Lac south to Chicago, including the West Bend subdivision. "I spend the bigger part of my week now in the Chicago area, dealing with connecting railroads and trying to improve operations down there."
     Rich notes the division has become busier since joining WC. "My gut feeling is we're handling about 30% more trains than when I first came here.

                             [Photo of Richard Miller]
                                 RICHARD MILLER
                         Director Road Operations South

We've hired 50 people and track expansions have also helped--including the double track up Byron Hill (just south of Fond du Lac) and siding extensions,

                                 [Inset Quote]
                           "I think that it's good for
                             operating personnel to
                          develop a relationship with
                          the people who actually load
                             and receive the cars."


such as Duplainville." Rich is also looking forward to WC's upgrading and dispatching of the CSXT (B&OCT) Altenheim Subdivision at Chicago. "Anything we can do to add capacity will help."
     Service through Chicago is more predictable, Rich notes, "but it's never the way you want it. There's big room for improvement."
     A recent change is WC's direct interchange with the Union Pacific at Proviso yard (14 miles west of Chicago). "We're making excellent runs and it's turned out to be one of our better interchanges," says Rich.
     He enjoys working at WC. "I have the best of both worlds: it's Railroading 101, but I don't have to deal with a bureaucracy of 2,000 in a general office building. I get to deal with Ed Terbell (VP and general manager) and that's it."
     Interacting with customers is an important part of Rich's job. "They're good to deal with. As a terminal superintendent on CSX, you let the sales and marketing people handle it."
     Rich adds, "I think it's good for operating personnel to develop a relationship with the people who actually load and receive the cars. It's enabled us to more accurately understand what each other does, and we can give them better service that way."
     Rich and his wife, Sue, have four children: twin girls, Sharon and Shanan, 23, a son Jake, 21, and daughter Megan, 15, who is a freshman in Fond du Lac. Rich enjoys golfing and spending time with the family.

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                                THE WRITE TRACK
                            Wisconsin Central System
                                 P. O. Box 5062
                            Rosemont, IL 60017-5062

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